UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

        Date of report (Date of earliest event reported) September 2, 2005

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

0-08106	65-0829355
(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134
(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Material Definitive Agreement.

On August 23, 2005, the Compensation Committee of the Board of Directors of MasTec, Inc. (the “Company”) approved the possible acceleration and vesting for all unvested stock options having an exercise price in excess of current market value on or before December 31, 2005 for option grants under the Company’s 2003 Employee Stock Incentive Plan (current employees, including executive officers) and the Company’s 2003 Stock Incentive Plan for Non-employees, as amended. The August 23rd action required Committee approval of each acceleration event. On September 2, 2005, the Compensation Committee consented to the acceleration of all stock options “underwater” as of the closing market price on September 1, 2005. Stock option awards granted in 2003 and 2004 with respect to 279,000 shares of the Company’s Common Stock are subject to this acceleration effective September 2, 2005 and additional stock option awards may be affected if, before December 31, 2005, the current market value drops below the option exercise price on other option grants under those plans.

Because these options had exercise prices in excess of the current market value of the Company’s Common Stock based on the closing price of $11.52 per share on September 1, 2005 (they were “underwater”), and were not fully achieving their original objectives of incentive compensation and employee retention. Therefore, the Company expects the acceleration to have a positive effect on employee morale, retention and perception of option value. The acceleration also eliminates future compensation expense the Company would otherwise recognize in its consolidated statement of operations with respect to these options as required by the Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, issued by the Financial Accounting Standards Board, effective for reporting periods beginning after June 15, 2005. The Company expects that acceleration will reduce its pre-tax stock option compensation expense in 2006. This expense will be reflected in the pro forma footnote disclosure to the Company’s third quarter and fourth quarter 2005 financial statements as appropriate. This footnote treatment is permitted under the transition guidance provided by the Financial Accounting Standards Board.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 9, 2005	MASTEC, INC. BY: /S/ Michael G. Nearing —————————————— Michael G. Nearing General Counsel MASTEC, INC.